Exhibit 99.1

NEWS RELEASE

Sept. 15, 2008 – NASDAQ: FARM

Farmer Bros. Reports Fiscal 2008 Net Loss Per Share of $0.55

TORRANCE, Calif.—(BUSINESS WIRE) – Sept. 15, 2008 – Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss for its fourth fiscal quarter ended June 30, 2008 of $4.0 million or $0.28 per share, compared with net income in last year’s fourth quarter of $1.3 million or $0.09 per share. For the full fiscal year, the Company reported a net loss of $7.9 million or $0.55 per share, compared with fiscal 2007 net income of $6.8 million or $0.48 per share.

The decline in earnings was the result of higher losses from operations and significant losses in the Company’s investment portfolio:

•                  Pretax losses from operations were $10.6 million in fiscal 2008 compared to $4.1 million in fiscal 2007.  The fourth quarter pretax loss from operations increased from $0.2 million in 2007 to the 2008 loss of $7.9 million, which includes a $5.8 million LIFO inventory adjustment, a $1.8 million increase in the costs of providing coffee brewing equipment to customers, and higher commodity and fuel costs that could not be recovered through price increases.

•                  Due to turbulent conditions in the financial markets pretax losses in the investment portfolio were $12.3 million in fiscal 2008 compared to income of $1.2 million in fiscal 2007.  For the fourth quarter of fiscal 2008 the pretax investment loss was $0.5, compared to a loss of $0.7 in the prior year quarter.

The Company reported revenues in the fourth quarter of $66.9 million, up 15% from $58.1 million in last year’s fourth quarter, and revenues in 2008 fiscal year were $266.5 million, up 23% from last year’s $216.3 million.  Approximately 70% of the increase in the 2008 revenues reflected the addition of sales from Coffee Bean Intl. (CBI), which the Company acquired in April 2007.  Non-CBI sales increased 7% over the last fiscal year, reflecting a 5% increase in unit sales.

The cost of goods sold as a percentage of revenues increased to 55% in fiscal 2008 from 50% in the prior year, and increased in the fourth quarter to 61% in 2008 from 49% in 2007.  The increases reflect a LIFO adjustment in the fourth quarter in the amount of $5.8 million that resulted from higher inventory levels and commodity price increases, and an increase of $1.8 million in costs of providing coffee brewing equipment to serve our customers, including chain and national accounts. During June 2008, the cost of green coffee was 22% higher than in June 2007. As a result, gross profit margin decreased in the fourth quarter to 39% compared with 51% in the prior year, and 45% for fiscal 2008 as compared to 50% in fiscal 2007.

Selling, general and administrative expenses as a percentage of sales declined to 49% in fiscal 2008 from 52% in fiscal 2007.  The most recent year includes the addition of CBI’s operating expenses for a full year and the amortization of acquisition costs.

“Although we’re not pleased with the financial results for fiscal 2008, we believe we’ve achieved solid progress in our operations over the past year, with organic revenue and volume growth and the completion of the integration of CBI,” said Rocky Laverty, President and CEO. “This has been a year of challenges, but 2008 also has been a year for long-term investment, with a goal of accelerating our revenue growth and ensuring the lowest cost of operations. In fiscal 2008 we invested in new plant and equipment at CBI to increase capacity to meet growing customer demand; we invested in our Torrance facility to increase productivity and ensure the continued freshness and quality of all of our products; and we invested in our organization to add sales, marketing and supply chain management expertise.  In addition, we increased our inventories to meet the needs of an expanding customer base and to protect against the volatility of green coffee prices.

“As we enter 2009 we are well positioned to drive revenue growth at appropriate margins in all of our operating divisions, and believe that top-line growth will, in the future, create opportunities to leverage our distribution and manufacturing assets and open the door to improved operating profits,” added Mr. Laverty.

The Company ended the fiscal year with cash and short-term investments of $123.3 million compared with $142.1 million at the end of the third quarter of fiscal 2008 and $170.6 million at the end of fiscal 2007. These changes primarily reflect investment in fixed assets, led by investment in relocating and updating CBI’s plant, decrease in market value of preferred stock and an increase in and higher values of inventory.

The Company reported the following operational highlights during the quarter:

•                  Coffee Bean International, a wholly owned subsidiary based in Portland, Ore. and one of the nation’s leading specialty coffee roasters and wholesalers, completed major milestones in its construction of a new facility in Portland that will increase its production capacity and efficiency so it can meet growing demand. The Company remains on track with its expectation for the costs of this relocation and expansion to be about $15 million. CBI moved into and began production in this new facility in August 2008.

•                  Combined efforts of the Farmer Brothers (FBC) and CBI marketing and sales teams continue to broaden our customer base and utilize the combined resources of the two companies.  CBI continued in the fourth quarter to help FBC compete for – and win – new national accounts, including business from chain restaurants, convenience stores, healthcare providers and casinos.

•                  Farmer Bros. implemented its new mobile sales system throughout the sales and distribution organization in the fourth quarter of fiscal 2008. When the conversion is complete Farmer Bros. will have one of the nation’s largest networks of vehicle-based terminals. This is part of the multi-year computer system upgrade that was designed to help employees be more efficient and effective in serving customers.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI Acquisition, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, and changes in the quality or dividend stream of the third party’s securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.

QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2008	2007
Net sales	$66,907	$58,137
Gross profit	$25,851	$29,452
(Loss) income from operations	$(7,901)	$(232)
Net loss	$(4,034)	$1,337
Net loss per common share	$(0.275)	$0.093

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Years ended June 30,
	2008	2007	2006
Net sales	$266,485	$216,259	$207,453
Cost of goods sold	147,073	108,171	100,741
Gross profit	$119,412	$108,088	$106,712
Selling expense	98,918	83,943	84,523
General and administrative expenses	31,138	28,221	25,154
Operating expenses	$130,056	$112,164	$109,677
(Loss) from operations	$(10,644)	$(4,076)	$(2,965)
Other (expense) income:
Dividend income	4,056	3,923	3,597
Interest income	3,608	5,768	4,445
Other, net (expense) income	(12,343)	1,233	(1,072)
Total other (expense) income	$(4,679)	$10,924	$6,970
(Loss) income before taxes	(15,323)	6,848	4,005
Income tax (benefit) expense	(7,399)	33	(751)
Net (loss) income	$(7,924)	$6,815	$4,756
Net (loss) income per common share	$(0.55)	$0.48	$0.34
Weighted average shares outstanding	14,284,324	14,106,011	13,890,609

CONTACT: Abernathy MacGregor Group
Jim Lucas, 213-630-6550